Exhibit 99.1

Contact:
Ed Dickinson
Chief Financial Officer, 636.916.2150

FOR IMMEDIATE RELEASE

JIM MCQUEENEY NAMED PRESIDENT OF LMI AEROSPACE, INC.

ST. LOUIS, June 22, 2009 – LMI Aerospace, Inc. (NASDAQ:  LMIA), a leading provider of design engineering services, structural components, assemblies and kits to the aerospace, defense and technology industries, today announced it has appointed Jim McQueeney President and Chief Operating Officer of LMI Aerospace, Inc.  McQueeney will report to Chief Executive Officer Ronald S. Saks.

McQueeney, 51, has served in various positions with Gulfstream Aerospace Corporation, most recently as Vice President, Material, since 2002.  Previously, McQueeney gained operational experience as Vice President and General Manager of Gulfstream’s Oklahoma City, Oklahoma, and Mexicali, Mexico, facilities as well as performing in various operational roles in Gulfstream’s Savannah facility.  He also has worked for Fairchild Republic Company and Textron Aerospace.  McQueeney earned an MBA from Auburn University and undergraduate degree in business administration at Oklahoma City University.

In January 2009, LMI Aerospace announced it was realigning its senior management as part of its strategic plan to diversify the company, expand its design/build capabilities and build its composite structures business.  As President and COO of LMI, McQueeney will continue implementation of the strategic plan and oversee the day-to-day operations of the company, including both the Aerostructures and Engineering Services segments.  Saks will continue as Chief Executive Officer and Director and concentrate on overall strategic issues, acquisitions, and business development activities for the company.

 “We look forward to working with Jim in this new role,” said Saks.  “As LMI has increased its focus on design engineering and production of more complex structural assemblies, Jim’s experience in operations and management will add considerable value to our organization.  Jim will work closely with Ryan Bogan as we complete the integration process with both D3 and Intec and will be managing the hiring of additional leadership positions to enable us to meet our increasing customer requirements.”

In an unrelated development, Darrel Keesling, who has served as Vice President and Chief Operating Officer since 2007, advised us he has chosen to leave LMI to pursue other business interests.  During his tenure, Keesling is credited with helping LMI improve its operations and infrastructure and we wish him success in his new endeavors.

LMI Aerospace, Inc. is a leading provider of design engineering services, structural components, assemblies and kits to the aerospace, defense and technology industries.  Through its Aerostructures segment, the company fabricates machines, finishes and integrates formed, close-tolerance aluminum and specialty alloy components and sheet-metal products, primarily for large commercial, corporate and military aircraft.  It manufactures more than 30,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers.  Through its Engineering Services segment, operated by its D3 Technologies subsidiary, the company provides a complete range of design, engineering and program management services, supporting aircraft lifecycles from conceptual design, analysis and certification through production support, fleet support and service-life extensions.

This news release includes forward-looking statements related to LMI Aerospace, Inc.’s, outlook for 2009, which are based on current management expectations.  Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc.  Actual results could differ materially from the forward-looking statements as a result of, among other things, the factors detailed from time to time in LMI Aerospace, Inc.’s filings with the Securities and Exchange Commission.  Please refer to the Risk Factors contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2008, and any risk factor set forth in our other subsequent filings with the Securities and Exchange Commission.